Exhibit 99.1

estin Realty Mortgage I, Inc.
Announces Changes to the Share Repurchase Program

Las Vegas – November 13, 2008 – Vestin Realty Mortgage I, Inc. (Nasdaq: VRTA) a real estate investment trust (the "Company") announced that its Board of Directors on February 21, 2008 authorized the repurchase of up to $5 million worth of the Company’s common stock (the "Repurchase Program").  To date the Company has not repurchased any shares of its common stock pursuant to the Repurchase Program.  After considering current market conditions, a special committee of the Company’s Board of Directors on November 12, 2008, consisting solely of the independent directors, authorized the Company to make repurchases of the Company's common stock pursuant to the Repurchase Program that do not comply with all of the requirements of the safe harbor provided by SEC Rule 10b-18.  The Company will implement measures that are designed to prevent its repurchases from having a manipulative effect upon the price of its common stock.  In addition, the Company will continue to comply with all other rules and regulations of the SEC in repurchasing its common stock.

The Company is not obligated to purchase any additional shares under the Repurchase Program.  Subject to applicable legal requirements, repurchases may be made at such times and in such amounts as the Company's management deems appropriate.  The Repurchase Program may be discontinued or terminated at any time and the Company has not established a date for completion of the Repurchase Program.  The repurchases will be financed from the Company's available cash.

As of November 13, 2008, the Company had 6,875,066 shares of common stock outstanding.

About Vestin Realty Mortgage I, Inc.

Vestin Realty Mortgage I, Inc. is a real estate investment trust (“REIT”) that invests in commercial real estate loans.  As of September 30, 2008, Vestin Realty Mortgage I, Inc. had assets of approximately $48.7 million.  Vestin Realty Mortgage I, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., which is engaged in asset management, real estate lending and other financial services through its subsidiaries.  Since 1995, Vestin Mortgage Inc. has facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to regain profitability or continue to generate positive cash flow from operations; constraints in the credit markets, the availability of take-out financing for our borrowers; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans, declining real estate values in the markets we serve and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Contact:
Steve Stern
Stern And Company
702-240-9533
steve@sdsternpr.com